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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
JUNE 24, 1998

                                                                        CONTACT:
                                                                      Ana Thorne
                                                         Quarterdeck Corporation
                                                                    310-309-3767
                                                         athorne@quarterdeck.com

                                                                    Elaine Smith
                                                         Quarterdeck Corporation
                                                                    310-309-3744
                                                          esmith@quarterdeck.com


                     QUARTERDECK ANNOUNCES COST REDUCTIONS
                      IN RESPONSE TO WEAK QUARTERLY SALES


 -- Company to Continue Strategy to Move Technologies Into Business Markets --


MARINA DEL REY, Calif. -- June 24, 1998 -- Quarterdeck Corporation (Nasdaq:
QDEK) today announced that it is reducing costs and employee headcount in light of anticipated weak revenues, and an attendant substantial operating loss, for the June Quarter.

The Company said that its US and European retail sell-through was tracking an industry-wide slowdown in end user sales of PC software, perhaps attributable in part to customers awaiting the June 25th launch of Windows 98. The Company noted that it has achieved broad and balanced retail distribution for its product lines in preparation for the launch but would not expect significant sell-through on these programs until the September Quarter.

The Company's cost reduction actions, which affect all categories of expense, will decrease the worldwide headcount of employees and will result in a significant restructuring charge to net income in the June Quarter.

The cost reductions will not alter Quarterdeck's announced strategy of moving its PC helpware products and technologies progressively into business markets, in the form of helpware tools for MIS and help desk managers of PC networks.
For instance, CleanSweep for Administrators -- an MIS -- configurable version of Quarterdeck's award-winning hard drive cleanup utility -- will
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debut at the June 30 Windows NT Deployment Conference, and DiskClone Corporate,
a powerful MIS tool based on the Company's new hard drive imaging technology -- will ship to market in July. The Company recently announced the Quarterdeck Enterprise Partner Program (QEPP) which provides value-added resellers (VAR's), corporate resellers, consultants, integrators and support providers with the sales, marketing and technical support needed to design, sell and support the Company's enterprise helpware and communication solutions.

"Letting go talented and dedicated employees is extremely painful -- for them, for their colleagues here and for Quarterdeck," said Curt Hessler, president and CEO of Quarterdeck Corporation. "But the revenue picture across the retail software industry is currently very weak, and it is prudent for us to respond quickly -- both by reducing our cost structure and by accelerating the planned movement of our core technologies into business markets."

ABOUT QUARTERDECK

Quarterdeck Corporation is a global leader in the development and marketing of PC helpware -- software designed to prevent and solve PC performance problems, especially those encountered in networked -- Internet and Intranet -- environments. The Company's goal is to make personal computing trouble-free for users and network administrators alike, while reducing the need for live technical support. Quarterdeck's current product line, which addresses storage management, system conflict resolution, virus protection, system updating, and enhanced access to networked information and communications resources, is marketed to both end-users and businesses via retail distribution, corporate resellers and OEM's, direct marketing channels, and the Internet. Quarterdeck's products are available in over 14,000 outlets throughout the United States and Canada, as well as in over 29 countries worldwide. Incorporated in 1982 and traded on Nasdaq under the symbol QDEK, Quarterdeck's worldwide headquarters are in Marina del Rey, California, with its European operations based in Dublin, Ireland. Further information may be obtained by calling 800-354-3222 toll-free, or 573-443-3282, by accessing Quarterdeck's Web site at http://www.quarterdeck.com/, or by sending e-mail requests to info@quarterdeck.com.

                                     # # #


NOTE TO EDITORS: If you would like more information on Quarterdeck Corporation and its products, please view the Quarterdeck Press Center at http://www.quarterdeck.com/qdeck/press.

Quarterdeck and CleanSweep are registered trademarks of Quarterdeck Corporation or its subsidiaries. DiskClone is a trademark of Quarterdeck Corporation or its subsidiaries. All other brand and product names are trademarks or registered trademarks of their respective holders.
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This press release contains forward-looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions and divestitures of non-core assets, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.